Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Pricing Supplement dated September 27, 2010

The Strategic Return Notes® (“SRNs”) are being offered by Bank of America Corporation (“BAC”). The SRNs will have the terms specified in this pricing supplement and in the prospectus supplement and base prospectus (together, the “Note Prospectus”).

Investing in the SRNs involves a number of risks. There are important differences between the SRNs and a conventional debt security, including different investment risks. Potential purchasers of the SRNs should consider the information in “Summary Risk Factors” on page PS-7, and “Risk Factors” beginning on page PS-11, page S-4 of the attached prospectus supplement, and page 8 of the attached prospectus. The SRNs:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$0.20	$
Proceeds, before expenses, to Bank of America Corporation	$9.80	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively. The public offering price and underwriting discount for any purchase of 1,000,000 units or more in a single transaction by an individual investor will be $9.85 per unit and $0.05 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.80 per unit and $0.00 per unit, respectively.

*Depending on the actual date the SRNs are priced for initial sale to the public (the “pricing date”), the settlement date and the maturity date are subject to change.

Merrill Lynch & Co.

October     , 2010

Units	Expected Pricing Date*	October , 2010
Strategic Return Notes®	Settlement Date*	November , 2010
Linked to the Investable Volatility IndexTM	Maturity Date*	October , 2015
due October , 2015	CUSIP No.
$10 principal amount per unit
Strategic Return Notes®

•      Upside and downside exposure to changes in the level of the Investable Volatility IndexTM (the “Index”)

•      Return reduced by a 2% sales charge and an Index Adjustment Factor that will accrue daily at the rate of 0.75% per annum

•      Exchangeable on a quarterly basis, beginning in January 2012, approximately 14 months after the time of issuance, for a cash payment based on the level of the Index, reduced by a 2% sales charge and the Index Adjustment Factor

•      A maturity of approximately five years

•      Payment at maturity or upon exchange subject to the credit risk of Bank of America Corporation

•      No periodic interest payments

•      No listing on any securities exchange

STRUCTURED INVESTMENTS PRINCIPAL PROTECTION ENHANCED INCOME MARKET PARTICIPATION ENHANCED PARTICIPATION

Key Features

The Strategic Return Notes® Linked to the Investable Volatility IndexTM, due October     , 2015 (the “SRNs”) are our senior debt securities and are not secured by collateral. The SRNs will rank equally with all of our other senior unsecured indebtedness from time to time outstanding, and any payments due on the SRNs, including any repayment of principal, will be subject to our credit risk. The SRNs are not savings accounts, deposits or other obligations of a bank. The SRNs are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency, and involve risks.

The SRNs are not principal protected. We will not pay interest on the SRNs.

The SRNs provide a positive return for investors if the level of the Investable Volatility IndexTM (the “Index”), adjusted as described below, increases by at least the sum of (i) approximately 2% and (ii) the accrued Index Adjustment Factor, from the Starting Value of the Index, determined prior to the settlement date, to the Adjusted Ending Value of the Index, determined as described in this pricing supplement.

The Index provides a measure of market volatility in the equity markets. The Index is designed to measure the return of an investment in the forward implied volatility of the S&P 500® Index for a three-month period with a mid-point approximately five months in the future. Forward implied volatility is a market measure related to the volatility of the underlying asset between two dates in the future. The return of the Index reflects changes in the level of forward implied volatility of the S&P 500® Index by using market prices of listed S&P 500® Index options, plus a return on the previous Index level at the prevailing one-month U.S. Treasury bill yield. The Index is more fully described in this pricing supplement beginning on page PS-15.

The SRNs are designed for investors who are seeking exposure to the Index and who anticipate that at maturity or upon an earlier exchange, the level of the Index, as reduced by the Index Adjustment Factor, will be greater than the Starting Value. Investors must be willing to forgo interest payments on the SRNs, and be willing to pay a sales charge of 2% of the Original Offering Price per unit and accept a repayment that is less, and potentially significantly less, than the Original Offering Price.

For purposes of determining the amount to be paid on the SRNs, including at maturity or upon an exchange, the level of the Index will be reduced by the Index Adjustment Factor of 0.75% per annum (accruing daily). The Index Adjustment Factor reflects one of the costs to you of investing in the SRNs.

As a result of the cumulative effect of the deduction of the Index Adjustment Factor amount over the five-year term of the SRNs, the level of the Index shortly before maturity, as reduced by the accrued Index Adjustment Factor, will be approximately 3.68% lower than the level of the Index reported by the Chicago Board Options Exchange, Incorporated (the “CBOE”), which does not include this reduction. In addition, because the Redemption Amount per unit will be based on $9.80 (which is less than the $10 Original Offering Price and is analogous to paying a 2% upfront sales charge), in order for you to receive at least the $10 Original Offering Price per unit on the maturity date, the level of the Index must increase by more than 5.94% from the Starting Value. If the level of the Index, as adjusted, is less than the Starting Value, or has not increased sufficiently, you will receive a repayment at maturity or upon exchange that is less, and potentially significantly less, than the Original Offering Price of $10 per unit.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

Terms of the SRNs

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately five years
The Index:	The Investable Volatility IndexTM (Bloomberg symbol: “VOL” <Index>)
Starting Value:

The average of the closing levels of the Index on five days during a period beginning on or shortly after the pricing date of the SRNs (the “Initial Determination Period”), as described on page PS-19. The actual Starting Value will not be determined until after the pricing date.

If a market disruption event or a force majeure event, as described beginning on page PS-20, occurs during this period, the determination of the Starting Value will be determined as set forth in the section “Description of the SRNs—Market Disruption and Force Majeure Events Relating to the SRNs” beginning on page PS-20.

Adjusted Ending Value:	At maturity, the Adjusted Ending Value will equal the average of the closing levels of the Index, as reduced by the Index Adjustment Factor, on five days during a period shortly before the maturity date (the “Maturity Calculation Period”), as described on page PS-19. Upon an exchange, the Adjusted Ending Value will equal the average of the closing levels of the Index, as reduced by the Index Adjustment Factor, on five days during a period shortly before the exchange (the “Exchange Calculation Period”), as described on page PS-20.

Determining the Redemption Amount for the SRNs

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

You will receive per unit:

However, the amount you receive will not be less than zero.

If the Adjusted Ending Value is less than the Starting Value, or has not increased sufficiently, you will receive a payment that is less, and possibly significantly less, than the Original Offering Price per unit.

If a market disruption event or a force majeure event occurs during either of these periods, the Adjusted Ending Value will be determined as set forth in the section “Description of the SRNs—Market Disruption and Force Majeure Events Relating to the SRNs” beginning on page PS-20.

Index Adjustment Factor:

A daily reduction of 0.75% per annum, calculated each calendar day on and after the last day of the Initial Determination Period that will be applied and accrue daily (on the basis of a 365 day year) against the level of the Index, as described in the section “Description of the SRNs—Payment at Maturity” on page PS-19.

Redemption Amount:	The Redemption Amount per unit will equal the product of (a) $9.80 and (b) the Adjusted Ending Value divided by the Starting Value.
Optional Exchange Before Maturity:

You may exchange all or a portion of your SRNs on a quarterly basis beginning in January 2012, approximately 14 months after the time of issuance, during any quarterly Exchange Notice Period, as described in the section “Description of the SRNs—Payment Upon an Optional Exchange” on page PS-20.

Exchange Amount:	If you elect to exchange the SRNs prior to maturity, the Exchange Amount per unit will equal the product of (a) $9.80 and (b) the Adjusted Ending Value divided by the Starting Value.
Maturity Date:	Unless you have exchanged your SRNs prior to the maturity date, the SRNs will mature on October , 2015.
Securities Calculation Agent:	MLPF&S, a subsidiary of BAC

Determining the Exchange Amount for the SRNs

On the Exchange Payment Date, you will receive a cash payment per unit (the “Exchange Amount”) calculated as follows:

You will receive per unit:

However, the amount you receive will not be less than zero.

If the Adjusted Ending Value is less than the Starting Value, or has not increased sufficiently, you will receive a payment that is less, and possibly significantly less, than the Original Offering Price per unit.

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the SRNs at maturity, that reflects the Index Adjustment Factor of 0.75% per annum (accruing daily) and the Redemption Amount calculated based on $9.80. The green line reflects the hypothetical returns on the SRNs, while the dotted gray line reflects the hypothetical returns of a direct investment in the Index.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Adjusted Ending Value and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are three examples of Redemption Amount calculations (rounded to two decimal places) payable at maturity, based upon a hypothetical Starting Value of 295.42 (the average of the closing levels of the Index from September 2, 2010 to September 9, 2010), the Index Adjustment Factor of 0.75% per annum (accruing daily), and a term of the SRNs from September 16, 2010 to September 16, 2015 (a term expected to be similar to that of the SRNs). In these examples, when we refer to the “hypothetical ending index value,” we are referring to the average of the hypothetical unadjusted levels of the Index during the Maturity Calculation Period.

Example 1—The hypothetical ending index value is 50% of the hypothetical Starting Value:

Hypothetical Starting Value:	295.42
Hypothetical Ending Index Value:	147.71
Hypothetical Adjusted Ending Value:	142.27

Redemption Amount (per unit) =	$9.80 ×	(142.27)	= $4.72
295.42

In this case, the hypothetical ending index value is 50% less than the hypothetical Starting Value, but the hypothetical Redemption Amount is 52.80% less than the $10 Original Offering Price per unit. This is due to the cumulative effect of the Index Adjustment Factor and the sales charge reflected in the calculation of the Redemption Amount.

Example 2—The hypothetical ending index value is 100.50% of the hypothetical Starting Value:

Hypothetical Starting Value:	295.42
Hypothetical Ending Index Value:	296.90
Hypothetical Adjusted Ending Value:	285.97

Redemption Amount (per unit) =	$9.80 ×	(285.97)	= $9.49
295.42

In this case, the hypothetical ending index value is 0.50% greater than the hypothetical Starting Value, but the hypothetical Redemption Amount is 5.10% less than the $10 Original Offering Price per unit. This is due to the cumulative effect of the Index Adjustment Factor and the sales charge reflected in the calculation of the Redemption Amount.

Example 3—The hypothetical ending index value is 150% of the hypothetical Starting Value:

Hypothetical Starting Value:	295.42
Hypothetical Ending Index Value:	443.13
Hypothetical Adjusted Ending Value:	426.81

Redemption Amount (per unit) =	$9.80 ×	(426.81)	= $14.16
295.42

In this case, the hypothetical ending index value is 50% greater than the hypothetical Starting Value, but the hypothetical Redemption Amount is only 41.60% greater than the $10 Original Offering Price per unit. This is due to the cumulative effect of the Index Adjustment Factor and the sales charge reflected in the calculation of the Redemption Amount.

Hypothetical Returns

The following table illustrates for a hypothetical Starting Value of 295.42 (the average of the closing levels of the Index from September 2, 2010 to September 9, 2010) and a range of hypothetical ending index values (the average of the hypothetical unadjusted levels of the Index during the Maturity Calculation Period):

▪	the hypothetical total rate of return on the Index;
▪	the hypothetical Adjusted Ending Value;
▪	the hypothetical Redemption Amount on the maturity date per unit of the SRNs (rounded to two decimal places); and
▪	the hypothetical total rate of return to holders of the SRNs.

The figures below are for purposes of illustration only. The actual Redemption Amount and the resulting total rate of return will depend on the actual Starting Value, Adjusted Ending Value, and the term of your investment.

Hypothetical Ending lndex Value(1)	Hypothetical Total Rate of Return on the Index	Hypothetical Adjusted Ending Value(2)	Hypothetical Redemption Amount on the Maturity Date per Unit(3)	Hypothetical Total Rate of Return on the SRNs
59.08	-80.00%	56.91	$1.89	-81.12%
118.17	-60.00%	113.82	$3.78	-62.24%
177.25	-40.00%	170.73	$5.66	-43.37%
236.34	-20.00%	227.63	$7.55	-24.49%
295.42(4)	0.00%	284.54	$9.44	-5.61%
306.72	3.82%	295.42	$9.80	-2.00%
312.98(5)	5.94%	301.45	$10.00	0.00%
354.51	20.00%	341.45	$11.33	13.27%
413.59	40.00%	398.36	$13.21	32.15%
472.68	60.00%	455.27	$15.10	51.03%
531.76	80.00%	512.18	$16.99	69.90%

(1)	This column reflects the average of the hypothetical levels of the Index during the Maturity Calculation Period. The levels in this column are not adjusted by the Index Adjustment Factor.

(2)	The levels in this column reflect the 0.75% annual Index Adjustment Factor.

(3)	This column reflects the sum of (i) the 2% sales charge reflected in the calculation of the Redemption Amount and (ii) the 0.75% annual Index Adjustment Factor, and is based on a term of the SRNs from September 16, 2010 to September 16, 2015, a term expected to be similar to that of the SRNs.

(4)	This is the hypothetical Starting Value, which was the average of the closing levels of the Index from September 2, 2010 to September 9, 2010. The actual Starting Value will be calculated after the pricing date of the SRNs, as described on page PS-19.

(5)	Due to the 2% sales charge reflected in the calculation of the Redemption Amount and the accrued Index Adjustment Factor, the Index will need to increase by more than 5.94% from the Starting Value in order for you to receive at least the $10 Original Offering Price per unit at maturity.

Summary Description of the Index

The Index provides a measure of market volatility in the equity markets. The Index is designed to measure the return of an investment in the forward implied volatility of the S&P 500® Index for a three-month period with a mid-point approximately five months in the future. The volatility of an asset is a statistical measure of the variability in the price of the asset over a period of time. The implied volatility of an option is a market measure related to the volatility of the underlying asset from that current day to the option’s expiration.

Forward implied volatility is a market measure related to the volatility of the underlying asset between two dates in the future. The return of the Index reflects changes in the level of forward implied volatility of the S&P 500® Index by using current market prices of listed S&P 500® Index options plus a return on the previous Index level at the prevailing one-month U.S. Treasury bill yield. For additional information regarding the Index, please see the section entitled “The Index” beginning on page PS-15.

The Index is a proprietary index of Merrill Lynch International (“MLI,” or the “Index Sponsor”). The Index is a custom index calculated by the CBOE (the “Index Calculation Agent”) and published on Bloomberg under the index symbol “VOL” <Index>. Daily closing levels of the Index are published on the CBOE website at http://www.cboe.com/micro/vol/.

The following chart sets forth the hypothetical daily closing levels of the Index from December 31, 2004 to March 22, 2010, and the actual daily closing levels of the Index in the period from March 23, 2010 through September 9, 2010. This historical data on the Index is not indicative of the future performance of the Index or what the value of the SRNs may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the SRNs. On September 9, 2010, the closing level of the Index was 286.22.

Before investing in the SRNs, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

Summary Risk Factors

There are important differences between the SRNs and a conventional debt security. An investment in the SRNs involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the SRNs in the “Risk Factors” sections beginning on page PS-11 of this pricing supplement and page S-4 of the prospectus supplement. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the SRNs.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪

At maturity or upon exchange of the SRNs, the amount you receive will depend primarily on the direction of and percentage change in the adjusted level of the Index, as well as the daily accrual of the Index Adjustment Factor. This amount may be less than the principal amount of the SRNs.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Payments on the SRNs are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the SRNs.

▪	The Starting Value will be determined after the pricing date of the SRNs.

▪	Your return on the SRNs will not fully reflect any increase in the level of the Index after the pricing date.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the SRNs while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the SRNs.

▪	MLPF&S is not obligated to make a market for, or to repurchase, the SRNs.

▪

If you attempt to sell the SRNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways and their market value may be less than their Original Offering Price.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the SRNs and their market value.

▪	There may be potential conflicts of interest involving the Securities Calculation Agent. We have the right to appoint and remove the Securities Calculation Agent.

▪	The U.S. federal income tax consequences of the SRNs are uncertain, and may be adverse to a holder of the SRNs. See “U.S. Federal Income Tax Summary” beginning on page PS-25.

▪	The Index and the Index Components (as described beginning on page PS-15) have limited historical information.

▪	The SRNs are not linked to the CBOE Volatility Index® (the “VIX”) computed by the CBOE, and the rate of return of the SRNs may be lower than the percentage change in the level of the VIX.

▪	Changing levels of forward implied volatility of the S&P 500® Index may result in a reduced amount payable at maturity or upon exchange.

▪

The policies of the Index Sponsor and the Index Calculation Agent in respect of the Index Components, changes that affect the composition and valuation of the options on the S&P 500® Index or the Index could affect the amount payable on your SRNs and their market value.

▪	The level of implied volatility has historically reverted to a long-term mean level and any increase in the level of implied volatility may be constrained.

Investor Considerations

You may wish to consider an investment in the SRNs if:

▪	You anticipate that the level of the Index will increase from the Starting Value to the Adjusted Ending Value.

▪

You accept that your investment will result in a loss, which could be significant, if the level of the Index decreases, or does not increase sufficiently, from the Starting Value to the Adjusted Ending Value by an amount that is sufficient to overcome the 2% sales charge and the accrued Index Adjustment Factor.

▪	You are willing to forgo interest payments on the SRNs, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You are seeking an investment linked to the forward implied volatility of the S&P 500® Index.

▪

You are willing to accept that MLPF&S is not obligated to make a market for, or to repurchase, the SRNs. You understand that secondary market prices for the SRNs, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payment on which depends on our creditworthiness, as the issuer of the SRNs.

The SRNs may not be an appropriate investment for you if:

▪	You seek principal protection or preservation of capital.

▪

You anticipate that the level of the Index will decrease from the Starting Value to the Adjusted Ending Value or that the level of the Index will not increase sufficiently over the term of the SRNs to provide you with your desired return.

▪	You seek interest payments or other current income on your investment.

▪	You are seeking an investment linked to changes in the actual level of the S&P 500® Index, the realized volatility in the levels of the S&P 500® Index, or the VIX.

▪	You seek assurances that there will be a liquid market if and when you want to sell the SRNs prior to maturity or exchange.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the SRNs.

Summary Questions and Answers

This section includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the SRNs. You should carefully read these documents to fully understand the terms of the SRNs, the Index, and the tax and other considerations that are important to you in making a decision about whether to invest in the SRNs. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” beginning on page PS-11 below, which highlights a number of risks, to determine whether an investment in the SRNs is appropriate for you. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the SRNs.

Certain capitalized terms used and not defined in this pricing supplement have the meanings ascribed to them in the prospectus supplement and prospectus. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

You should rely only on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling agent is making an offer to sell the SRNs in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this pricing supplement, the accompanying prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.

What are the SRNs?

The SRNs are senior debt securities issued by Bank of America Corporation, and are not secured by collateral. The SRNs will rank equally with all of our other senior unsecured indebtedness from time to time outstanding, and any payments due on the SRNs, including any repayment of principal, will be subject to our credit risk. Unless you have exchanged your SRNs prior to the maturity date, the SRNs will mature on October     , 2015.

The SRNs are linked to the Investable Volatility IndexTM (the “Index”), which provides a measure of market volatility in the equity markets. The Index is designed to measure the return of an investment in the forward implied volatility of the S&P 500® Index for a three-month period with a mid-point approximately five months in the future. Forward implied volatility is a market measure related to the volatility of the underlying asset between two dates in the future. The return of the Index reflects changes in the level of forward implied volatility of the S&P 500® Index by using market prices of listed S&P 500® Index options, plus a return on the previous Index level at the prevailing one-month U.S. Treasury bill yield. The Index is more fully described in this pricing supplement in the section “The Index,” beginning on page PS-15. For purposes of determining the amount to be paid on the SRNs, including at maturity or upon exchange, the level of the Index will be reduced by the Index Adjustment Factor of 0.75% per annum (accruing daily), which is one of the costs to you associated with investing in the SRNs.

The SRNs are designed for investors who are seeking exposure to the Index and who anticipate that at maturity or upon earlier exchange, the level of the Index, as reduced by the Index Adjustment Factor, will be greater than the Starting Value. As a result of the cumulative effect of the deduction of Index Adjustment Factor amount over the five year term of the SRNs, the level of the Index, as adjusted, will be approximately 3.68% lower than the level of the Index reported by the CBOE (which does not include this reduction).

As set forth above, the Redemption Amount per unit will be calculated based on $9.80 (which is less than the $10 Original Offering Price). This feature of the SRNs is analogous to paying a sales charge of approximately 2% per unit of the SRNs. As a result of this sales charge, and due to the Index Adjustment Factor, the level of the Index must increase by more than 5.94% in order for you to receive a Redemption Amount at maturity that exceeds the Original Offering Price. The longer the term of your investment, the more the Index Adjustment Factor will accrue, and the more the level of the Index must increase in order for you not to lose a portion of your principal amount. If the level of the Index, as so reduced, has decreased or has not increased sufficiently, you will receive less, and possibly significantly less, than the Original Offering Price.

What will you receive at maturity?

On the maturity date, if you have not previously exchanged your SRNs, you will receive a cash payment per unit (the “Redemption Amount”) equal to the product of (a) $9.80 and (b) the Adjusted Ending Value divided by the Starting Value. The Redemption Amount per unit will not be less than $0.

How does the exchange feature work?

You may exchange all or a portion of your SRNs beginning in January 2012, approximately 14 months after the time of issuance, during any quarterly Exchange Notice Period, by delivering notice to DTC as described in this pricing supplement. If exchanged, we will pay you a cash payment per unit (the “Exchange Amount”) equal to the product of (a) $9.80 and (b) the Adjusted Ending Value divided by the Starting Value, where the Adjusted Ending Value will equal the average of the closing levels of the Index, as reduced by the Index Adjustment Factor, on five Index Business Days (as defined below) during the Exchange Calculation Period, as described on page PS-19.

Each Exchange Notice Period will occur between the first day and the fifteenth day of the applicable month. We set forth the dates of each Exchange Notice Period on page PS-20. We will pay the applicable Exchange Amount on the applicable Exchange Payment Date, as described on page PS-20.

The Exchange Amount may be greater or less than the principal amount of the SRNs, and neither you nor we can be certain of what the Exchange Amount will be until the end of the Exchange Calculation Period. If you exchange your SRNs, you will receive only the Exchange Amount for the SRNs exchanged and you will not receive the Redemption Amount on the maturity date for those SRNs. Accordingly, you should exercise care in exercising your optional exchange right. For additional information about the exchange feature, please see “Description of the SRNs—Payment upon an Optional Exchange.”

In this pricing supplement, we refer to each of the Initial Determination Period, the Maturity Calculation Period, and an Exchange Calculation Period as a “Calculation Period.”

Are the SRNs principal protected?

No. At maturity or upon an exchange, the Redemption Amount or the Exchange Amount may be significantly less than the principal amount of the SRNs, and may even be zero.

How will the sales charge reflected in the calculation of the Redemption Amount and the Exchange Amount impact your return?

As indicated above, the Redemption Amount and the Exchange Amount will be calculated based on $9.80 (which is less than the $10 Original Offering Price). This feature is similar to paying a sales charge of 2% per unit of the SRNs.

How will the Index Adjustment Factor impact your return on the SRNs?

Each calendar day, from and including the last day of the Initial Determination Period, to and including the last day of the Maturity Calculation Period (including a day that is not an Index Business Day), the Index Adjustment Factor will be applied to the level of the Index. As a result of the cumulative effect of the deduction of the Index Adjustment Factor over the five-year term of the SRNs, the level of the Index shortly before maturity, as reduced by the accrued Index Adjustment Factor, will be approximately 3.68% lower than the level of the Index reported by the CBOE (which does not include this reduction). Because the Index Adjustment Factor accrues over time, the impact of the Index Adjustment Factor on the Exchange Amount will depend on how long you hold the SRNs before opting to exchange them.

What price can you expect to receive if you sell the SRNs prior to the maturity date?

If you sell your SRNs prior to the maturity date, you will receive a price determined by market conditions. This price may be influenced by many factors, such as interest rates, volatility, the current levels of the Index, and the terms of the SRNs. In addition, the price, if any, at which you could sell your SRNs in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the SRNs, namely the underwriting discount paid in respect of the SRNs and other costs associated with the SRNs, and compensation for developing and hedging the SRNs. Accordingly, assuming there is no change in the level of the Index and no change in market conditions or any other relevant factors, the price, if any, at which you could sell your SRNs in a secondary market transaction is expected to be lower than the Original Offering Price. You may receive significantly less than the Original Offering Price per unit of your SRNs if you sell them before the maturity date.

Who publishes the Index and what does the Index measure?

The Index is a proprietary index of our subsidiary, Merrill Lynch International (“MLI,” or the “Index Sponsor”). The Index is a custom index calculated by the Chicago Board Options Exchange, Incorporated (the “CBOE,” or the “Index Calculation Agent”) and published on Bloomberg under the symbol “VOL” <Index>. Daily closing levels of the Index are published on the CBOE website at http://www.cboe.com/micro/vol/. The Index is designed to measure the return of an investment in the forward implied volatility of the S&P 500® Index. Forward implied volatility is a market measure related to the volatility of the underlying asset between two dates in the future. For additional information regarding the Index, please see the section entitled “The Index” beginning on page PS-15.

How has the Index performed historically?

We have included a table showing the historical month-end closing levels of the Index from December 2004 through August 2010 in the section entitled “The Index—Historical Levels of the Index.” The Index was created in March 2010. The Index Sponsor has published limited information about how the Index would have performed had it been calculated in the past. Levels of the Index published for dates prior to March 23, 2010 represent hypothetical results based on historical data and are provided for purposes of illustration only. The published history may be subject to change by the CBOE or MLI if it is determined that more suitable data is available. See the section entitled “The Index—Modifications to the Index.” None of the CBOE, MLI, or MLI’s affiliates makes any assurance about the accuracy of the historical data. We have provided this historical information to help you evaluate the performance of the Index in various economic environments; however, past performance of the Index is not necessarily indicative of how the Index will perform in the future.

Who will determine the amounts payable on the SRNs?

The Securities Calculation Agent will make all the calculations associated with the SRNs, such as determining the Starting Value, Adjusted Ending Value, Redemption Amount, and each Exchange Amount. We will appoint our affiliate, MLPF&S, to act as Securities Calculation Agent for the SRNs. See the section entitled “Description of the SRNs—Role of the Securities Calculation Agent.”

Who is the selling agent for the SRNs?

MLPF&S is acting as our selling agent in connection with this offering and will be compensated based on the number of units of the SRNs sold. In this capacity, the selling agent is not your fiduciary or advisor, and you should not rely upon any communication from it in connection with the SRNs as investment advice or a recommendation to purchase the SRNs. You should make your own investment decision regarding the SRNs after consulting with your legal, tax, and other advisors.

How are the SRNs treated for U.S. federal income tax purposes?

We intend to treat the SRNs for all tax purposes as single financial contracts with respect to the Index that requires the investor to pay us at inception an amount equal to the purchase price of the SRNs and that entitles the investor to receive at maturity an amount in cash based upon the performance of the Index. Under the terms of the SRNs, we and every investor in the SRNs agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the SRNs as described in the preceding sentence. Assuming the SRNs are so treated, you generally will recognize capital gain or loss at maturity or upon a sale or exchange of the SRNs prior to maturity in an amount equal to the difference between the amount realized and your basis in the SRNs.

Will the SRNs be listed on an exchange?

No. The SRNs will not be listed on any securities exchange, and a market for them may never develop. In addition, MLPF&S is not obligated to make a market for, or to repurchase, the SRNs.

Does ERISA impose any limitations on purchases of the SRNs?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (commonly referred to as “ERISA”) or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities, or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of the SRNs unless that plan or entity has determined that its purchase, holding, or disposition of the SRNs will not constitute a prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing the SRNs will be deemed to be representing that it has made such determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by such plan or entity. See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes. An investment in the SRNs is subject to risk. Please refer to the section entitled “Risk Factors” on the next page of this pricing supplement and page S-4 of the attached prospectus supplement.

Risk Factors

Your investment in the SRNs entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the SRNs should be made only after carefully considering the risks of an investment in the SRNs, including those discussed below, with your advisors in light of your particular circumstances. The SRNs are not an appropriate investment for you if you are not knowledgeable about significant elements of the SRNs or financial matters in general.

General Risks Relating to the SRNs

Your investment may result in a loss; there is no guaranteed return of principal. The SRNs are not principal protected. We will not repay you a fixed amount of principal on the SRNs on the maturity date or upon exchange. Instead, the Redemption Amount or the Exchange Amount will depend on the direction of and percentage change in the level of the Index, as well as the daily accrual of the Index Adjustment Factor. Because the level of the Index is subject to market fluctuations, the Redemption Amount or the Exchange Amount may be less than the Original Offering Price of your SRNs. As a result of the 2% sales charge reflected in the calculation of the Redemption Amount or the Exchange Amount, and due to the accrued Index Adjustment Factor, if the level of the Index has decreased or has not increased sufficiently (at maturity, by more than 5.94%), you will receive less, and possibly significantly less, than the Original Offering Price.

Your yield may be less than the yield on a conventional debt security of comparable maturity. There will be no periodic interest payments on the SRNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The yield that you receive on the SRNs, which could be negative, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the SRNs may not reflect the full opportunity cost to you when you consider factors that affect the time value of money.

Your return, if any, will not fully reflect any increase in the level of the Index after the Initial Determination Period. Although any positive return on the SRNs is based on the increase in the level of the Index after the last day of the Initial Determination Period, the level of the Index will be reduced by the Index Adjustment Factor of 0.75% per annum, that will be applied and accrue daily. As a result of the cumulative effect of the deduction of the Index Adjustment Factor over the term of your investment, the level of the Index on any calendar day, as reduced by the accrued Index Adjustment Factor, will be less than the level of the Index reported by the CBOE for that day, which does not include this reduction. In addition, the Redemption Amount and the Exchange Amount per unit will be calculated based on $9.80 (and not the $10 Original Offering Price per unit), which is analogous to paying a 2% upfront sales charge. As a result of these deductions, as a holder of the SRNs, you will not participate fully in any increase in the level of the Index.

Payments on the SRNs are subject to our credit risk and changes in our credit ratings are expected to affect the value of the SRNs. The SRNs are our senior unsecured debt securities. As a result, your receipt of the Redemption Amount or the Exchange Amount is dependent upon our ability to repay our obligations on the applicable payment date. This will be the case even if the level of the Index increases after the Initial Determination Period. No assurance can be given as to what our financial condition will be at any time during the term of the SRNs or on the maturity date.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and an actual or anticipated decrease in our credit ratings prior to the maturity date may adversely affect the market value of the SRNs. However, because your return on the SRNs depends upon factors in addition to our ability to pay our obligations, such as the level of the Index, an improvement in our credit ratings will not reduce the other investment risks related to the SRNs.

If you elect to have your SRNs exchanged, you can not be certain at the time of such election of the Exchange Amount that you will receive. You may elect to exchange all or a portion of your SRNs during any Exchange Notice Period. However, the Exchange Amount that you will receive upon an optional exchange will not be determined until the end of the Exchange Calculation Period. Accordingly, it is possible that the Exchange Amount that you receive may be substantially less than the amount that you expected to receive at the time you exercised your exchange right. As a result, you should exercise care in exercising your exchange right.

You must rely on your own evaluation of the merits of an investment linked to the Index. In the ordinary course of their businesses, our affiliates may have expressed views on expected movements in the Index and may do so in the future. We and our affiliates may have published and in the future may publish research reports with respect to the equity securities included in the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the S&P 500® Index, the equity securities underlying the S&P 500® Index, the options used to calculate the level of the components that measure the S&P 500® Index’s implied volatility (the “Index Components”), and market volatility in the equity markets. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the SRNs. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to the Index may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Index from multiple sources and you should not rely on the views expressed by our affiliates.

In seeking to provide you with what we believe to be commercially reasonable terms for the SRNs, while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the SRNs. In determining the economic terms of the SRNs, and consequently the potential return on the SRNs to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging, and offering the SRNs. In structuring the economic terms of the SRNs, we seek to provide you with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the securities. The price, if any, at which you could sell your SRNs in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the SRNs, namely the underwriting discount paid in respect of the SRNs and other costs associated with SRNs, and compensation for developing and hedging the SRNs. The quoted price of any of our affiliates for the SRNs could be higher or lower than the Original Offering Price.

Assuming there is no change in the level of the Index and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your SRNs in a secondary market transaction is expected to be lower than the Original Offering Price. This is due to, among other things, the fact that the Original Offering Price includes, and secondary market prices are likely to exclude, the underwriting discount paid with respect to, and the development and hedging costs associated with, the SRNs.

We cannot assure you that a trading market for the SRNs will ever develop or be maintained. We will not list the SRNs on any securities exchange. We cannot predict how the SRNs will trade in any secondary market or whether that market will be liquid or illiquid. The development of a trading market for the SRNs will depend on our financial performance and other factors, including changes in the level of the Index.

The number of potential buyers of the SRNs in any secondary market may be limited. We anticipate that the selling agent will act as a market-maker for the SRNs, but it is not required to do so. The selling agent may discontinue its market-making activities as to the SRNs at any time. To the extent that the selling agent engages in any market-making activities, it may bid for or offer the SRNs. Any price at which the selling agent may bid for, offer, purchase, or sell any SRNs may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the SRNs might otherwise trade in the market.

In addition, if at any time the selling agent were to cease acting as a market-maker as to the SRNs, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the SRNs could be sold likely would be lower than if an active market existed.

You will not benefit from any increase in the level of the Index before the applicable Calculation Period. The Securities Calculation Agent will calculate the amount payable on the SRNs at maturity or upon exchange by reference to the level of the Index during the applicable Calculation Period. No other level of the Index will be taken into account. As a result, you may receive a Redemption Amount at maturity or an Exchange Amount upon exchange that is less than the Original Offering Price of your SRNs, even if the level of the Index has increased at certain times during their term before decreasing during the applicable Calculation Period.

The Starting Value will be determined after the pricing date of the SRNs. The Starting Value of the Index will be determined based on the arithmetic average of the closing levels of the Index on five Index Business Days during the Initial Determination Period, which will start on or after the pricing date. As a result, the Starting Value will not be determined, and neither you nor we can be certain of what the Starting Value will be until after the pricing date. If there are any increases in the closing level of the Index during the Initial Determination Period that result in the Starting Value being greater than the closing level of the Index on the pricing date, the level of the Index must increase by a greater extent in order for you to obtain a positive return on your investment.

If you attempt to sell the SRNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways and their market value may be less than their Original Offering Price. If you wish to liquidate your investment in the SRNs prior to maturity, your only options would be to sell them, or to exchange all or a portion of your SRNs during an Exchange Notice Period. If you try to sell the SRNs, there may be an illiquid market for the SRNs or no market at all. If you exchange your SRNs, the Exchange Amount may be less than the Original Offering Price of your SRNs. Even if you sell or exchange your SRNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the SRNs from a change in a specific factor, assuming all other conditions remain constant.

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Level of the Index. Because the amount payable on your SRNs at maturity or upon exchange will be determined by reference to the level of the Index during the applicable Calculation Period, we anticipate that the market value of the SRNs at any time generally will depend substantially on the level of the Index. The level of the Index will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally, particularly the equity securities included in the S&P 500® Index, prevailing market prices of options on the S&P 500® Index, or any other financial instruments related to the S&P 500® Index. Even if the level of the Index increases after the Initial Determination Period, if you sell or exchange your SRNs before the maturity date, you may receive substantially less than the amount that would be payable at maturity based on that level because of the anticipation that the level of the Index will continue to fluctuate until the Adjusted Ending Value is determined. If you sell or exchange your SRNs when the level of the Index is less than, or not sufficiently greater than the Starting Value, you may receive less than the Original Offering Price of your SRNs. In general, the market value of the SRNs will increase as the level of the Index increases and decrease as the level of the Index decreases. However, as the level of the Index increases or decreases, the market value of the SRNs is not expected to increase or decrease at the same rate.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect the markets generally, may affect the level of the Index and the value of the SRNs.

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Changes in Interest Rates. We expect that changes in interest rates will affect the level of the Index and the market value of the SRNs. The level of prevailing interest rates also may affect the U.S. economy and any applicable market outside of the United States, as well as the level of the Index.

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Changes in Treasury Bill Rates: The level of the Index is linked, in part, to the rate of interest that could be earned on 1-month Treasury bills. Changes in the Treasury bill rate may affect the amount payable on the SRNs at maturity or upon exchange and therefore, the market value of your SRNs.

Trading and other transactions by us or our affiliates in instruments linked to the equity securities underlying the S&P 500® Index or instruments linked to the Index, the S&P 500® Index, or the options comprising the Index Components may reduce the market value of the SRNs. We or one or more of our affiliates, including MLPF&S, may hedge our obligations under the SRNs by purchasing or selling equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps, or other derivative financial instruments linked to the Index, the S&P 500® Index, the equity securities underlying the S&P 500® Index, and the options comprising the Index Components, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Our hedging activities may decrease the market value of the SRNs prior to maturity, including during the applicable Calculation Period, and may affect the Redemption Amount or the Exchange Amount. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the SRNs declines.

We or one or more of our affiliates may also engage in trading in equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the S&P 500® Index, the equity securities underlying the S&P 500® Index, and the options comprising the Index Components on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management, or to facilitate transactions for customers. Any of these activities could adversely affect the market price of those items and, therefore, the market value of the SRNs. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the SRNs.

In addition, we or one or more of our affiliates, including MLPF&S, may purchase or otherwise acquire a long or short position in the SRNs. We or any of our affiliates, including MLPF&S, may hold or resell the SRNs. Although we have no reason to believe that any of those activities will have a material impact on the level of the Index, we cannot assure you that these activities will not affect the level of the Index and the market value of your SRNs prior to maturity, the Redemption Amount, or the Exchange Amount. With respect to any of the activities described above, neither we nor our affiliates have any obligation to take the needs of any holder of the SRNs into consideration at any time.

Our trading and hedging activities may create conflicts of interest with you. We or one or more of our affiliates, including MLPF&S, may engage in trading activities related to the Index and the equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps, or other derivative financial instruments linked to the Index, the S&P 500® Index, the equity securities underlying the S&P 500® Index, and the options comprising the Index Components that are not for your account or on your behalf. We and our affiliates from time to time may buy or sell the equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps, or other derivative financial instruments linked to the Index, the S&P 500® Index, the equity securities underlying the S&P 500® Index, and the options comprising the Index Components for our own accounts, for business reasons, or in connection with hedging our obligations under the SRNs. We also may issue, or our affiliates may underwrite, other financial instruments with returns based on the Index, the S&P 500® Index, the equity securities underlying the S&P 500® Index, and the options comprising the Index Components.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due under the SRNs. We may seek competitive terms in entering into the hedging arrangements for the SRNs, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

We or our affiliates may enter into these transactions on or prior to the final day of the Initial Determination Period in order to hedge some or all of our anticipated obligations under the SRNs. This hedging activity may increase the level of the Index during the Initial Determination Period.

In addition, from time to time during the term of the SRNs and in connection with the determination of the Adjusted Ending Value at maturity, or upon an early exchange, we or our affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other notes or instruments that we issue, some of which may have returns calculated in a manner related to that of the SRNs. We or our affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the SRNs increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading and hedging activities may present a conflict of interest between your interest in your SRNs and the interests we and our affiliates may have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivative transactions and block trades, for our and our affiliates’ customers, and in accounts under our and our affiliates’ management. These trading and underwriting activities could affect the Index or secondary trading in the SRNs in a manner that would be adverse to your interests as a beneficial owner of the SRNs.

There may be potential conflicts of interest involving the Securities Calculation Agent. We have the right to appoint and remove the Securities Calculation Agent. Our subsidiary, MLPF&S, is the Securities Calculation Agent for the SRNs and, as such will, among other things, determine the Starting Value, the Adjusted Ending Value, the Redemption Amount and each Exchange Amount. Under some circumstances, these duties could result in a conflict of interest between MLPF&S’s status as our subsidiary and its responsibilities as Securities Calculation Agent. These conflicts could occur, for instance, in connection with the Securities Calculation Agent’s determination as to whether a market disruption event or a force majeure event has occurred, or in connection with judgments that it would be required to make if the publication of the Index is discontinued. See the sections entitled “Description of the SRNs—Market Disruption Events,” “—Adjustments to the Index,” and “—Discontinuance of the Index.” The Securities Calculation Agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we expect to control the Securities Calculation Agent, potential conflicts of interest could arise.

The U.S. federal income tax consequences of the SRNs are uncertain, and may be adverse to a holder of the SRNs. No statutory, judicial, or administrative authority directly addresses the characterization of the SRNs or securities similar to the SRNs for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the SRNs are not certain. Under the terms of the SRNs, you will have agreed with us to treat the SRNs as single financial contracts, as described under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the SRNs, the timing and character of income or loss with respect to the SRNs may differ. No ruling will be requested from the IRS with respect to the SRNs and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the SRNs.

Risks Relating to the Index

The method by which the Index is calculated includes features which may reduce the amount payable on the SRNs. The methodology of the Index includes an “Execution Factor” that is designed to reflect the transaction costs that would be incurred in attempting to implement an investment strategy that replicates the Index. The Execution Factor has the effect of reducing the actual level of the Index on any given Index Business Day. In addition, the Index is calculated using an “Index Multiplier” of 120%. This feature is designed to reflect that fact that the volatilities of investments with a term of that measured by the Index tend to react less to changes in the market than instruments with a shorter term; however, this feature could decrease the level of the Index. These features of the Index are reflected in the index calculation methodology included in Annex A to this pricing supplement.

The historical performance of the Index is not an indication of its future performance. It is impossible to predict whether the level of the Index will rise or fall. The actual performance of the Index over the term of the SRNs, as well as the amount payable on the SRNs at maturity or upon exchange, may bear little relation to the historical levels of the Index.

The Index and the Index Components have limited historical information. The Index and the Index Components were created in March 2010. The Index Sponsor has published limited information about how the Index would have performed had it been calculated in the past. The S&P 500® Index listed options for the relevant maturities and strike levels that comprise each Index Component have not all traded historically. Where the appropriate historical S&P 500® Index listed options data is unavailable, the Index Sponsor used market prices of other related instruments to calculate historical returns. The Index Sponsor and the Index Calculation Agent do not guarantee the accuracy of the historical performance, and the published historical prices are subject to change if the Index Sponsor, in its sole discretion, corrects an error or determines that other market data leads to more accurate results. Because the Index and the Index Components are of recent origin and limited or no historical performance data exists with respect to them, your investment in the SRNs may involve a greater risk than investing in securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the Index in making your investment decision.

You will not have rights in respect of any assets tracked by the Index. Investing in the SRNs does not make you a holder of any equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps, or other derivative financial instruments linked to the Index, the S&P 500® Index, the equity securities underlying the S&P 500® Index, or the options comprising the Index Components. The SRNs will be paid in cash, and you will have no voting rights or right to receive delivery of any equity securities comprising the S&P 500® Index, of any dividends or distributions relating to those securities, or of payment or delivery of amounts in respect of the Index Components.

The SRNs are not linked to the VIX, and the rate of return of the SRNs may be lower than the return of securities linked to the VIX. The VIX is a measure of implied volatility of the S&P 500® Index. The VIX measures the 30-day implied volatility of the S&P 500® Index as calculated based on the prices of certain options on the S&P 500® Index. The SRNs are not linked to the VIX and the Index is not a substitute for the VIX. The Index Components are calculated using the same methodology that the VIX uses, but that methodology is applied to different sets of options. In general, the Index Components and the Index will not track the VIX or any instrument linked to the VIX. Accordingly, a hypothetical investment linked to the VIX could generate higher returns than the SRNs.

Your SRNs are not linked to the options used to calculate the VIX, to the actual realized volatility of the S&P 500® Index, or to the equity securities included in the S&P 500® Index, nor will the return on your SRNs be based on the actual realized volatility of the S&P 500® Index. The return of the Index reflects changes in the level of forward implied volatility of the S&P 500® Index by using market prices of listed S&P 500® Index options, plus a return on the previous Index level at the prevailing one-month U.S. Treasury bill yield. The actual realized volatility of the S&P 500® Index may not conform to a level predicted by the Index or to the prices of the options included in the calculation of the Index. The SRNs are not linked to the options used to calculate the VIX, to the actual realized volatility of the S&P 500® Index, or to the equity securities included in the S&P 500® Index, and will not reflect the return you would realize if you owned the equity securities underlying the S&P 500® Index or if you traded the options used to calculate the level of the Index.

The level of the implied volatility of the S&P 500® Index has historically reverted to a long-term mean level and any increase in the level of implied volatility may be constrained. In the past, the level of the implied volatility of the S&P 500® Index has typically reverted over the longer term to a historical mean, and its absolute level has been constrained within a band. It is possible that the spot level of implied volatility of the S&P 500® Index will continue to do so in the future. If this occurs, the level of forward-volatility, as reflected by the level of the Index, will likely decrease, reflecting the market expectation of reduced volatility in the future, and the potential upside of your investment in the SRNs will correspondingly be limited as a result.

Changing levels of forward implied volatility of the S&P 500® Index may result in a reduced amount payable at maturity or upon exchange. If the level of forward implied volatility is higher in the more distant S&P 500® Index options expiration months than it is in the nearer expiration months, then the level of the Index could be adversely affected as the Index positions are rebalanced daily to maintain a constant maturity. The rebalancing involves increasing exposure to more distant forward implied volatility and decreasing exposure to more near-term forward implied volatility which may decrease the payment you receive at maturity or upon exchange. Historically, the more distant expiration months have typically had a higher level of forward implied volatility than the nearer expiration months.

The policies of the Index Sponsor and the Index Calculation Agent in respect of the Index Components, changes that affect the composition and valuation of the options on the S&P 500® Index or the Index could affect the amount payable on the SRNs and their market value. The policies of the Index Sponsor and the Index Calculation Agent concerning the calculation of the options on the S&P 500® Index and the Index, respectively, could affect the level of the Index and, therefore, the amount payable on the SRNs at maturity or upon exchange and the market value of the SRNs prior to maturity.

Standard & Poor’s Financial Services LLC (“S&P”) can add, delete or substitute the equity securities underlying the S&P 500® Index or make other methodological changes to the level of the S&P 500® Index. The changing of equity securities included in the S&P 500® Index may affect the S&P 500® Index, as a newly added equity security may perform differently than the equity security or securities it replaces. Such a change may also affect the volatility of the S&P 500® Index, and therefore the value of the Index Components used to calculate the level of the Index. In addition, S&P may alter, discontinue, or suspend calculation or dissemination of the S&P 500® Index. Any of these actions could adversely affect the value of the SRNs. S&P has no obligation to consider your interests in calculating or revising the S&P 500® Index.

The Index Sponsor can make methodological changes to the calculation of the Index that could affect the value of your SRNs. As described in the section “The Index—Modifications to the Index” below, the Index Sponsor may modify the methodology for calculating the level of the Index or make certain other changes to the way in which the Index is calculated. There is no assurance that the Index Sponsor will not change the Index calculation methodology in a way which may affect the value of your SRNs. In addition, the Index Calculation Agent may alter, discontinue, or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of your SRNs. The Index Sponsor and the Index Calculation Agent have no obligation to consider your interests in calculating or revising the Index. See the section entitled “The Index” below. If events such as these occur, the Securities Calculation Agent may be required to make a good faith estimate in its sole discretion of the level of the Index. The circumstances in which the Securities Calculation Agent will be required to make such a determination are described more fully under the sections entitled “Description of the SRNs—Adjustments to the Index,” “—Discontinuance of the Index,” and “—Role of the Securities Calculation Agent.”

The Index

The following is a description of the Index including its make-up, method of calculation and changes in its components. The information reflects the policies of, and is subject to change by, MLI, as the Index Sponsor, and the CBOE, as the Index Calculation Agent. The Index Calculation Agent calculates and disseminates the level of the Index using the methodology provided by the Index Sponsor, and has no obligation to continue to compile or maintain the Index and may discontinue publication of the Index at any time in its sole discretion. The Index level is published on Bloomberg under the index symbol “VOL” <Index>. You should make your own investigation of the Index in connection with an investment in the SRNs.

Index Overview

The Index is designed to measure the return of an investment in the forward implied volatility of the S&P 500® Index. The return of the Index reflects changes in the level of forward implied volatility of the S&P 500® Index by using market prices of listed S&P 500® Index options plus a return on the cash invested in the Index Components at the prevailing one-month U.S. Treasury bill yield. The Index measures the forward implied volatility of the S&P 500® Index for a three-month period, the mid-point of which is approximately five months in the future.

Volatility Background

The volatility of an asset is a statistical measure of the variability in the price of the asset over a period of time. The implied volatility of an option is a market measure related to the volatility of the underlying asset from that current day to the option’s expiration. One well-known measure of implied volatility of the S&P 500® Index is the VIX, which is published by the CBOE. An additional measure of volatility, forward implied volatility, is a market measure related to the volatility of the underlying asset between two dates in the future. Forward implied volatility between two dates in the future can be calculated using the current implied volatility of options expiring on each of the two dates.

Index Composition and Calculation of Forward Implied Volatility

The Index Components. The CBOE publishes implied volatility levels for option contracts with specified expiration dates (together, the “Listed Expiration Dates”), which generally occur, subject to the CBOE’s holiday schedule, on the third Friday of each March, June, September, and December. An implied volatility level is computed separately for each Listed Expiration Date using the option prices for each respective Listed Expiration Date and applying the same formula used in calculating the VIX. The implied volatility levels are published on Bloomberg under the index symbols VXMAR, VXJUN, VXSEP, and VXDEC (together, the “Index Components”) for the implied volatility calculations in March, June, September, and December, respectively. The VIX formula is described in the CBOE white paper on the VIX, available on the VIX website at www.cboe.com/micro/vix/vixwhite.pdf. Neither the white paper nor any other information on the VIX website shall be deemed to be included or incorporated by reference in this pricing supplement.

Calculating Forward Implied Volatility from the Index Components. For the purpose of calculating the Index, forward implied volatilities (together, “Forward Implied Volatilities”) are computed from the four Index Components. The three potential Forward Implied Volatilities are calculated between adjacent quarterly expirations (i.e. March to June, June to September, September to December, and December to March). A Forward Implied Volatility can be thought of as the combination of a long position in (or a purchase of) the Index Component with the longer maturity and a short position in (or a sale of) the corresponding Index Component with the shorter maturity.

Calculating Weights and Contracts. For the purpose of calculating the Index, the Forward Implied Volatilities are treated like assets that can be bought, held, and sold. The level of the Index is the result of holding a theoretical portfolio of these assets. This portfolio is rebalanced on a daily basis to approximate the forward implied volatility of the S&P 500® Index for a three-month period, the mid-point of which is approximately five months in the future. The Index calculation process uses weights to calibrate the amount of a theoretical investment in each Forward Implied Volatility and contracts to represent the amount of theoretical investment in each Forward Implied Volatility. The calculation methodology is described in Annex A attached to this pricing supplement.

Base Date

The Index was initially set to the level of 250 as of the base date, December 31, 2004 (the “Base Date”).

Modifications to the Index

MLI, as the Index Sponsor, may modify the Index without the consent of any person for purposes of curing any ambiguity or correcting or supplementing any provision that is defective or inconsistent with the other provisions or replacing any information provider or information source or any previous replacement information provider or source. MLI or the Index Calculation Agent may revise disseminated Index values due to technical errors, operational events, or market disruptions that prohibit the calculation of the Index or that result in values inconsistent with the Index methodology or with prevailing market conditions. Any modifications to Index data or methodology may adversely affect the value of the SRNs, and MLI will have no obligation to inform any person (including holders of the SRNs) about such modification, change, or replacement. MLI will make reasonable efforts to assure that such modifications, changes and replacements will result in a methodology that is consistent with the methodology described above.

Historical Levels of the Index

The Index was created on March 23, 2010. Levels of the Index published for dates prior to March 23, 2010 represent hypothetical results based on historical data and are provided for purposes of illustration only. Where the appropriate historical S&P 500® Index listed options data is unavailable, prices for other financial instruments are used, including listed variance futures. MLI believes that those prices are a reasonable proxy for unavailable historical S&P 500® Index listed options data. The published history may be subject to change by the CBOE or MLI if it is determined that more suitable data is available. None of the CBOE, MLI, or MLI’s affiliates offers any assurance about the accuracy of historical data or whether historical results are indicative of future performance.

The following table sets forth the hypothetical month-end closing levels of the Index in the period from December 2004 to February 2010, and the actual month-end closing levels of the Index in the period from March 2010 through August 2010. This historical data on the Index is not indicative of the future performance of the Index or what the value of the SRNs may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the SRNs. On September 9, 2010, the closing level of the Index was 286.22.

	2004	2005	2006	2007	2008	2009	2010
January		213.53	153.77	117.73	246.77	546.59	275.80
February		196.77	146.71	128.34	263.62	539.33	249.26
March		220.46	133.46	124.37	261.86	531.20	231.24
April		237.62	133.30	120.90	215.98	474.58	263.90
May		209.23	153.33	122.13	224.44	393.79	350.26
June		201.94	150.98	136.63	231.95	382.62	386.06
July		189.05	156.36	172.57	228.07	367.80	299.06
August		195.28	144.30	188.18	233.16	382.73	322.40
September		187.82	146.11	175.50	271.33	342.96
October		194.13	124.54	209.46	449.50	340.81
November		176.02	124.51	244.97	513.80	331.93
December	250.00	168.29	137.63	235.72	504.21	291.81

The chart below shows the hypothetical daily closing levels of the Index from December 31, 2004 to March 22, 2010, and the actual daily closing levels of the Index in the period from March 23, 2010 through September 9, 2010. The hypothetical level of the Index on December 31, 2004 was 250.

The chart below compares the historical results of the Index versus the historical results of the S&P 500® Total Return Index (“SPTR”) from December 31, 2004 to September 9, 2010. The chart illustrates the historical tendency for the level of the Index to increase during periods when the level of the SPTR is decreasing, and to decrease during periods when the level of the SPTR is increasing. This historical data is not indicative of the future performance of the Index or the SPTR, or what the value of the SRNs may be.

Calculation Agreement with CBOE; License Agreement with S&P

Chicago Board Options Exchange®, CBOE®, CBOE Volatility Index®, and VIX® are registered trademarks of Chicago Board Options Exchange, Incorporated (“CBOE”). S&P 500® is a trademark of Standard & Poor’s Financial Services LLC (“S&P”).

MLPF&S has contracted with CBOE to calculate and disseminate the Investable Volatility Index (the “Index”). The methodology of the CBOE Volatility Index is used in the calculation of levels of the Index. The methodology of the CBOE Volatility Index is owned by CBOE.

S&P has consented to the use by MLPF&S and its permitted affiliates (“Merrill Lynch”) of values of exchange traded options based on the S&P 500® Index (the “CBOE Values”) in the calculation and maintenance of the Index and to the use of the S&P 500® trademark in connection with the marketing and promoting of the Index and/or any investment product that is based on the Index.

The Index is not sponsored, endorsed, sold, or promoted by S&P or CBOE. Neither S&P nor CBOE makes any representation regarding the advisability of investing in any investment product that is based on the Index. Levels of the Index and any other information with respect to the Index are presented “AS IS” and without any warranty of merchantability or fitness for a particular purpose or any other representation or warranty of any kind.

NEITHER THE CBOE NOR S&P SPONSORS, ENDORSES OR PROMOTES THE INDEX OR ANY PRODUCTS ISSUED, SOLD, OR TRADED BY MERRILL LYNCH OR ANY THIRD PARTY THAT HAVE THE CBOE VALUES OR THE INDEX AS THEIR UNDERLYING INTEREST. S&P’S ONLY RELATIONSHIP TO MERRILL LYNCH WITH RESPECT TO ANY SUCH PRODUCTS AND/OR THE INDEX, IF ANY, IS THAT IT HAS LICENSED THE CBOE VALUES TO MERRILL LYNCH AND AGREED THAT MERRILL LYNCH MAY USE THE S&P 500® TRADEMARK AS DESCRIBED ABOVE. THE CBOE’S ONLY RELATIONSHIP TO MERRILL LYNCH OR S&P WITH RESPECT TO ANY SUCH PRODUCTS AND/OR THE INDEX, IF ANY, IS THAT THE CBOE HAS AGREED THAT S&P MAY LICENSE THE CBOE VALUES AND HAS AGREED TO CALCULATE AND DISSEMINATE VALUES OF THE INDEX AS DESCRIBED ABOVE. THE CBOE HAS NO OBLIGATION TO TAKE THE NEEDS OF PERSONS HAVING AN INTEREST IN ANY SUCH PRODUCTS INTO CONSIDERATION IN CALCULATING THE INDEX, MAINTAINING THE VIX METHODOLOGY, REPORTING THE CBOE VALUES OR MAINTAINING ITS MARKET FOR EXCHANGE TRADED OPTIONS ON THE S&P 500® INDEX.

NEITHER S&P NOR THE CBOE HAS ANY OBLIGATION OR LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR TRADING OF ANY PRODUCTS ISSUED, SOLD, OR TRADED BY MERRILL LYNCH OR ANY THIRD PARTY THAT HAVE THE CBOE VALUES OR THE INDEX AS THEIR UNDERLYING INTEREST. NEITHER THE CBOE NOR S&P GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE CBOE VALUES OR THE INDEX, AND NEITHER THE CBOE NOR S&P SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NEITHER THE CBOE NOR S&P MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ANY ENTITY FROM THE USE OF SUCH VALUES OR THE INDEX IN CONNECTION WITH THE ISSUANCE, SELLING OR TRADING OF ANY SUCH PRODUCTS, OR FOR ANY OTHER USE OF SUCH VALUES OR THE INDEX. NEITHER THE CBOE NOR

S&P MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, WITH RESPECT TO ANY CBOE VALUES AND THE INDEX. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL EITHER THE CBOE OR S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF THE USE OF THE CBOE VALUES OR THE INDEX OR THE ISSUANCE, SELLING OR TRADING OF ANY PRODUCTS THAT HAVE THE INDEX AS THEIR UNDERLYING ASSET. NEITHER S&P NOR THE CBOE HAS ANY OBLIGATION OR LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR TRADING OF ANY SUCH PRODUCTS.

Description of the SRNs

General

The SRNs are part of a series of medium-term notes entitled “Medium-Term Notes, Series L” issued under our Senior Indenture, as amended and supplemented from time to time. The Senior Indenture is described more fully in the accompanying prospectus supplement and prospectus. The following description of the SRNs supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with this pricing supplement.

The SRNs will be issued in denominations of whole units. Each unit will have an Original Offering Price of $10.00. You may transfer the SRNs only in whole units. Unless you have exchanged your SRNs prior to the maturity date, the SRNs will mature on October     , 2015.

The SRNs are not principal protected. We will not pay interest on the SRNs.

The SRNs are not subject to any sinking fund.

The SRNs will be issued in book-entry form only.

Payment at Maturity

Unless you have exchanged your SRNs prior to the maturity date, you will receive on the maturity date a cash payment per unit equal to the Redemption Amount. The Redemption Amount will increase if the level of the Index increases between the Initial Determination Period and the Maturity Calculation Period, and will decrease if the level of the Index decreases between the Initial Determination Period and the Maturity Calculation Period. The Redemption Amount per unit will not be less than $0.

The Redemption Amount per unit of the SRNs will be calculated as follows:

The “Starting Value” will equal the arithmetic average of the closing levels of the Index on the first five Calculation Days (as defined below) during the Initial Determination Period on which a market disruption event or a force majeure event does not occur. The “Initial Determination Period” will be seven scheduled Index Business Days beginning on or shortly after the pricing date, as will be set forth in the final pricing supplement. As a result, the actual Starting Value will not be determined until after the pricing date.

The “Adjusted Ending Value” will equal the arithmetic average of the closing levels of the Index, as reduced by the Index Adjustment Factor, on the first five Calculation Days during the Maturity Calculation Period on which a market disruption event or a force majeure event does not occur.

The “Maturity Calculation Period” will be seven scheduled Index Business Days shortly before the maturity date, determined on the pricing date and set forth in the final pricing supplement that will be made available in connection with sales of the SRNs.

The “Index Adjustment Factor” is a reduction of 0.75% per annum, calculated on each calendar day (including a day that is not an Index Business Day) on and after the last day of the Initial Determination Period to and including the last day of the Maturity Calculation Period, that will be applied and accrue daily (on the basis of a 365 day year) against the level of the Index.

On any calendar day (including a day that is not an Index Business Day), the adjusted level of the Index after the application of the Index Adjustment Factor will equal:

Where Days of Accrual is equal to the number of calendar days from the last day of the Initial Determination Period to and including the day for which the adjusted level of the Index is being calculated. As a result of the cumulative effect of this deduction over the five-year term of the SRNs, the level of the Index shortly before the stated maturity date, as reduced by the accrued Index Adjustment Factor, will be approximately 3.68% lower than the level of the Index reported by the CBOE (which does not include this reduction).

If a market disruption event or a force majeure event (each as described below) occurs during any Calculation Period, the determination of the Starting Value or the Adjusted Ending Value, as applicable, will be determined as set forth in the section “Description of the SRNs—Market Disruption and Force Majeure Events Relating to the SRNs.”

An “Index Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”), The NASDAQ Stock Market (the “NASDAQ”), and the CBOE, or their successors, are open for trading and (2) the Index or any successor thereto is calculated and published.

A “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

A “Calculation Day” means any Index Business Day during any Calculation Period on which a market disruption event and a force majeure event have not occurred.

As set forth above, the Redemption Amount per unit will be calculated based on $9.80 (which is less than the $10 Original Offering Price). This feature is analogous to paying a sales charge of 2% per unit of the SRNs. As a result of this sales charge, and due to the Index Adjustment Factor, the level of the Index must increase by more than 5.94% in order for you to receive a Redemption Amount that exceeds the Original Offering Price. The longer the term of your investment, the more the Index Adjustment Factor will accrue, and the more the level of the Index must increase in order for you not to lose a portion of your principal amount. If the level of the Index, as adjusted, has decreased or has not increased sufficiently, you will receive less, and possibly significantly less, than the Original Offering Price.

Payment Upon an Optional Exchange

General

You may exchange all or a portion of your SRNs beginning in January 2012, approximately 14 months after the time of issuance, during any quarterly Exchange Notice Period. If exchanged, we will pay you a cash payment per unit (the “Exchange Amount”) equal to the product of (a) $9.80 and (b) the Adjusted Ending Value divided by the Starting Value, where the Adjusted Ending Value will equal the average of the closing levels of the Index, as reduced by the Index Adjustment Factor, on the first five Calculation Days during the Exchange Calculation Period on which a market disruption event or a force majeure event does not occur.

An “Exchange Notice Period” means the period from and including the first calendar day of the month of January, April, July, and October, to and including 12:00 p.m., New York City time, on the fifteenth calendar day during the months of January, April, July, and October during the term of the SRNs in the years 2012, 2013, 2014, and 2015. The first Exchange Notice Period will begin on January 1, 2012, and the final Exchange Notice Period will begin on July 1, 2015. If the fifteenth calendar day of the applicable month is not a business day, then the Exchange Notice Period will be extended to 12:00 p.m., New York City time, on the next succeeding business day. The Exchange Notice Periods will occur quarterly as follows:

2012	2013	2014	2015
01/01/2012 - 01/17/2012	01/01/2013 - 01/15/2013	01/01/2014 - 01/15/2014	01/01/2015 - 01/15/2015
04/01/2012 - 04/16/2012	04/01/2013 - 04/15/2013	04/01/2014 - 04/15/2014	04/01/2015 - 04/15/2015
07/01/2012 - 07/16/2012	07/01/2013 - 07/15/2013	07/01/2014 - 07/15/2014	07/01/2015 - 07/15/2015
10/01/2012 - 10/15/2012	10/01/2013 - 10/15/2013	10/01/2014 - 10/15/2014

The “Exchange Calculation Period” will be the seven Index Business Days from and including the second scheduled Index Business Day after the end of the applicable Exchange Notice Period, to and including the eighth scheduled Index Business Day after the Exchange Notice Period. The “Exchange Payment Date” on which you will receive the Exchange Amount will be the third business day following the end of the applicable Exchange Calculation Period.

The Exchange Amount may be greater or less than the principal amount of the SRNs, and neither you nor we can be certain of what the Exchange Amount will be until the end of the Exchange Calculation Period. If you exchange your SRNs, you will receive only the Exchange Amount for the SRNs exchanged and you will not receive the Redemption Amount on the maturity date for those SRNs. Accordingly, you should exercise care in exercising your optional exchange right.

In this pricing supplement, we refer to each of the Initial Determination Period, the Maturity Calculation Period, and an Exchange Calculation Period as a “Calculation Period.”

Exercise of Optional Exchange

The SRNs will be issued in registered global form and will remain on deposit with DTC, as described in the prospectus under “Registration and Settlement.” To ensure that DTC will receive timely notice of your election to exchange all or a portion of your SRNs, you must instruct the direct or indirect participant through which you hold an interest in the SRNs to notify DTC of your election to exchange your SRNs prior to 12:00 p.m., New York City time, on the last day of the applicable Exchange Notice Period, in accordance with the then applicable operating procedures of DTC. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the SRNs to ascertain the deadline for ensuring that timely notice will be delivered to DTC.

By exercising the exchange right, a holder will be deemed:

▪	to have irrevocably authorized the cancellation of the exchanged SRNs from the holder’s account upon delivery of the applicable amount of cash;

▪

to agree to instruct the DTC participant holding its SRNs on its behalf to coordinate with the trustee under the Senior Indenture and us to deliver its book-entry position in the SRNs for cancellation to the issuing and paying agent’s DTC account on the Exchange Payment Date; and

▪	to have acknowledged that the trustee under the Senior Indenture may conclusively rely on a notice from us that delivery of any SRNs required to be delivered upon an exchange has occurred.

Market Disruption and Force Majeure Events Relating to the SRNs

As discussed above, the Starting Value will be the average of the closing levels of the Index on the first five Calculation Days of the Initial Determination Period on which a market disruption event or a force majeure event does not occur. Similarly, the Adjusted Ending Value will be the average of the adjusted levels of the Index on the first five Calculation Days of the Maturity Calculation Period or the Exchange Calculation Period, as applicable, on which a market disruption event or a force majeure event does not occur. If a market disruption event has occurred or exists on an Index Business Day during the applicable Calculation Period, the Securities Calculation Agent will remove that Index Business Day from the applicable Calculation Period. If there are not five Index Business Days on which market disruption events or force majeure events do not occur in the applicable Calculation Period, the Securities Calculation Agent will determine the Starting Value or Adjusted Ending Value, as the case may be, in a manner which it considers to be commercially reasonable. For example, the Securities Calculation Agent may, but is not required to, calculate the Adjusted Ending Value by reference to the adjusted levels of the Index on those days on which a market disruption event or a force majeure event did occur.

The occurrence or existence of any of, but not limited to, the following that materially affects the Index, as determined by the Securities Calculation Agent in its sole discretion, will constitute a market disruption event:

▪

a suspension or material limitation of trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on a Relevant Exchange (as defined on page PS-21) as determined by the Securities Calculation Agent (without taking into account any extended or after-hours trading session), for the S&P 500® Index or any successor index; or

▪

a suspension or material limitation of trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on any Relevant Exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the Relevant Exchange or otherwise, in option contracts or futures contracts related to the S&P 500® Index or any successor index.

“Relevant Exchange” means, with respect to the S&P 500® Index, the primary exchange or market of trading for any equity security (or any combination of securities) then included in the S&P 500® Index or, with respect to the options contracts underlying the Index Components, the primary exchange or market for the options contracts underlying the Index Components.

For purposes of determining whether a market disruption event has occurred:

▪	a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the Relevant Exchange;

▪

limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Securities Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence, or material limitation of trading;

▪	a suspension of trading in an options contract underlying the Index Components by the Relevant Exchange for that contract by reason of:

a.	a price change exceeding limits set by such Relevant Exchange;

b.	an imbalance of orders relating to such options, or

c.	a disparity in bid and ask quotes relating to such options will, in each such case, constitute a suspension, absence or material limitation of trading on that Relevant Exchange; and

d.	a “suspension, absence or material limitation of trading” on any Relevant Exchange will not include any time when that Relevant Exchange is itself closed for trading under ordinary circumstances.

A force majeure event includes any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that the Securities Calculation Agent determines to be beyond the Securities Calculation Agent’s reasonable control and that materially affects the Index.

Adjustments to the Index

MLI is the Index Sponsor and the CBOE is the Index Calculation Agent. The Index Sponsor may modify the Index without the consent of any person for purposes of curing any ambiguity or correcting or supplementing any provision that is defective or inconsistent with the other provisions or replacing any information provider or information source or any previous replacement information provider or source. The Index Calculation Agent calculates and disseminates the level of the Index using the methodology provided by the Index Sponsor, and has no obligation to continue to compile or maintain the Index and may discontinue publication of the Index at any time in its sole discretion. If at any time the Index Sponsor makes a material change in the formula for or the method of calculating the Index, or in any other way materially modifies the Index so that the Index does not, in the opinion of the Securities Calculation Agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the Securities Calculation Agent will make any adjustments as, in the good faith judgment of the Securities Calculation Agent, may be necessary in order to arrive at a calculation of a level of the Index as if those changes or modifications had not been made, and determine the level of the Index as so adjusted. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the Securities Calculation Agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified.

Discontinuance of the Index

If the Index Calculation Agent discontinues publication of the Index, and the Index Calculation Agent or another entity publishes a successor or substitute index that the Securities Calculation Agent determines, in its sole discretion, to be comparable to the Index (a “successor index”), then, upon the Securities Calculation Agent’s notification of that determination to the trustee and us, the Securities Calculation Agent will substitute the successor index as calculated by the Index Calculation Agent or any other entity and calculate the Adjusted Ending Value as described above under “—Payment at Maturity” or “—Payment Upon an Optional Exchange,” as applicable. Upon any selection by the Securities Calculation Agent of a successor index, the Securities Calculation Agent will cause written notice of that selection to be promptly furnished to the trustee, to us, and to the holders of the SRNs.

In the event that the Index Calculation Agent discontinues publication of the Index and:

▪	the Securities Calculation Agent does not select a successor index; or

▪	the successor index is not published on any applicable date,

the Securities Calculation Agent will compute a substitute value for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a successor index is selected or the Securities Calculation Agent calculates a value as a substitute for the Index as described below, the successor index or value will be used as a substitute for the Index for all purposes, including for the purpose of determining whether a market disruption event exists.

If the Index Calculation Agent discontinues publication of the Index and the Securities Calculation Agent determines that no other entity is publishing the Index and that no successor index is available, the Securities Calculation Agent will determine the level of the Index on each applicable date as described in the preceding paragraph. The Securities Calculation Agent will make available to holders of the SRNs information as to each relevant value; such information may be disseminated by means of Bloomberg, Reuters, a website, or any other means selected by the Securities Calculation Agent in its reasonable discretion. If the Securities Calculation Agent determines that to do so is impractical, we will redeem the SRNs based upon the last published level of the Index, as reduced by the accrued Index Adjustment Factor.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the SRNs.

Role of the Securities Calculation Agent

The Securities Calculation Agent has the sole discretion to make all determinations regarding the SRNs, including determinations regarding the closing level of the Index on any Calculation Day, the Starting Value, the Adjusted Ending Value, the Redemption Amount, each Exchange Amount, successor indices, Index Business Days, Calculation Days, and business days. Absent manifest error, all determinations of the Securities Calculation Agent will be final and binding on you and us, without any liability on the part of the Securities Calculation Agent.

We have initially appointed our subsidiary, MLPF&S, as the Securities Calculation Agent, but we may change the Securities Calculation Agent at any time without notifying you.

Same-Day Settlement and Payment

The SRNs will be delivered in book-entry form only through DTC against payment by purchasers of the SRNs in immediately available funds. We will make payments of the Redemption Amount and any Exchange Amount in immediately available funds so long as the SRNs are maintained in book-entry form.

Events of Default and Rights of Acceleration

If an event of default (as defined in the Senior Indenture) occurs and is continuing, holders of the SRNs may accelerate the maturity of the SRNs, as described under “Description of Debt Securities—Events of Default and Rights of Acceleration” in the prospectus. Upon an event of default, you will be entitled to receive a cash payment per unit equal to the Redemption Amount, if any, except that the Adjusted Ending Value will be based upon the closing level of the Index, as reduced by the accrued Index Adjustment Factor, on the third Index Business Day prior to the date of acceleration. In case of an event of default, the SRNs will not bear a default interest rate. If a bankruptcy proceeding is commenced in respect of us, your claim may be limited, under the U.S. Bankruptcy Code, to the Original Offering Price of the SRNs.

Listing

The SRNs will not be listed on any securities exchange.

Use of Proceeds

We will use the net proceeds we receive from the sale of the SRNs for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we or our affiliates will use a portion of the net proceeds to hedge our obligations under the SRNs.

Supplemental Plan of Distribution

Our broker-dealer subsidiary, MLPF&S, will act as our selling agent in connection with the offering of the SRNs. The selling agent is a party to the Distribution Agreement described in the “Supplemental Plan of Distribution” on page S-12 of the accompanying prospectus supplement.

The selling agent will receive the compensation set forth on the cover of this pricing supplement as to the SRNs sold through its efforts. You must have an account with the selling agent to purchase the SRNs.

The selling agent is a member of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)). Accordingly, the offering of the SRNs will conform to the requirements of NASD Rule 2720.

The selling agent is not acting as your fiduciary or advisor, and you should not rely upon any communication from the selling agent in connection with the SRNs as investment advice or a recommendation to purchase SRNs. You should make your own investment decision regarding the SRNs after consulting with your legal, tax, and other advisors.

We may deliver the SRNs against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the SRNs occurs more than three business days from the pricing date, purchasers who wish to trade the SRNs more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement. See “Supplemental Plan of Distribution” on page S-12 of the accompanying prospectus supplement.”

If you place an order to purchase the SRNs, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account. Under the terms of our distribution agreement with the selling agent, MLPF&S will purchase the SRNs from us on the issue date as principal at the purchase price indicated on the cover of this pricing supplement, less the indicated underwriting discount. MLPF&S will not receive an underwriting discount for SRNs sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. In the original offering of the SRNs, the SRNs will be sold in minimum investment amounts of 100 units.

The selling agent and any of our other broker-dealer affiliates may use this pricing supplement, and the accompanying prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the SRNs. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. The selling agent may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

U.S. Federal Income Tax Summary

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the SRNs is based upon the advice of Morrison & Foerster LLP, our tax counsel. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (“Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as partnerships, subchapter S corporations, or other pass-through entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding the SRNs as part of an integrated investment, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” persons (other than Non-U.S. Holders, as defined below) whose functional currency for tax purposes is not the U.S. dollar, persons holding the SRNs in a tax-deferred or tax-advantaged account, and persons subject to the alternative minimum tax provisions of the Code. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

This summary is directed solely to holders that, except as otherwise specifically noted, will purchase the SRNs upon original issuance and will hold the SRNs as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the SRNs, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used in this pricing supplement, the term “U.S. Holder” means a beneficial owner of a SRN that is for U.S. federal income tax purposes:

▪	a citizen or resident of the U.S.;

▪

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of any state of the U.S. or the District of Columbia;

▪	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

▪

any trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to that date, that elect to continue to be treated as United States persons also are U.S. Holders. As used in this pricing supplement, the term “Non-U.S. Holder” means a holder that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds a SRN, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership and, accordingly, this summary does not apply to partnerships. A partner of a partnership holding a SRN should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership, and disposition by the partnership of the SRN.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the SRNs, we intend to treat the SRNs for all tax purposes as single financial contracts with respect to the Index that requires the investor to pay us at inception an amount equal to the purchase price of the SRNs and that entitles the investor to receive at maturity or upon earlier redemption an amount in cash based upon the performance of the Index. Under the terms of the SRNs, we and every investor in the SRNs agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the SRNs as described in the preceding sentence. This discussion assumes that the SRNs constitute single financial contracts with respect to the Index for U.S. federal income tax purposes. If the SRNs do not constitute single financial contracts, the tax consequences described below would be materially different.

This characterization of the SRNs is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the SRNs or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the SRNs are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the SRNs, including possible alternative characterizations.

On December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the SRNs. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the SRNs should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the SRNs, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, in late 2007, legislation was introduced in the U.S. Congress which, if enacted, would also impact the taxation of the SRNs. Under the proposed legislation, a U.S. Holder that acquires an instrument such as the SRNs after the date of enactment of the legislation would be required to include income in respect of the SRNs on a current basis determined by reference to the applicable federal rate and irrespective of the amount of stated periodic interest payments made on the SRNs. It is not possible to predict whether the legislation will be enacted in its proposed form or whether any other legislative action may be taken in the future that may adversely affect the taxation of instruments such as the SRNs. Further, it is possible that any such legislation, if enacted, may apply on a retroactive basis.

We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the SRNs for U.S. federal income tax purposes in the manner described in this pricing supplement unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the SRNs.

U.S. Holders—Income Tax Considerations

Tax Basis

A U.S. Holder’s tax basis in the SRNs will equal the amount paid by that holder to acquire them.

Settlement at Maturity or Sale, Exchange or Redemption Prior to Maturity

Upon receipt of a cash payment at maturity or upon a sale, exchange or redemption of the SRNs prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the SRNs. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the SRNs for more than one year. The deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the SRNs

Due to the absence of authorities that directly address the proper tax treatment of the SRNs, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the SRNs. In particular, the IRS could seek to subject the SRNs to the Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”). If the IRS were successful in that regard, the timing and character of income on the SRNs would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity, or upon a sale or other disposition of the SRNs generally would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Payment Regulations do not apply to the SRNs, other alternative U.S. federal income tax characterizations of the SRNs are possible which, if applied, also could affect the timing and the character of a U.S. Holder’s income or loss. It is possible, for example, that the SRNs could be treated as a unit consisting of a deposit and a forward contract, in which case a U.S. Holder would be required to accrue interest income or original issue discount on a current basis.

In addition, the IRS could assert that a U.S. Holder should accrue income equal to the interest component of the Index on a current basis. It is also possible that the IRS could assert that an investor in the SRNs is required to treat amounts attributable to the sales charge and the Index Adjustment Factor as amounts of expense, and, accordingly, the deduction of any such deemed expenses could be treated as subject to the 2% floor on miscellaneous itemized deductions.

Proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the SRNs.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization and treatment of the SRNs is uncertain. Nevertheless, in general, if the SRNs are held for investment purposes, the amount of gain, if any, realized at maturity or upon a sale, exchange or redemption of a SRN prior to maturity, should not constitute unrelated business taxable income. However, if a SRN constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a SRN to purchase or carry the SRN, all or a portion of any gain realized with respect to such SRN may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the SRNs should be aware that whether or not any gain realized with respect to a SRN which is owned by an organization that is generally exempt from U.S. federal income taxation constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the SRNs that are generally exempt from U.S. federal income taxation should consult with their own tax advisors concerning the U.S. federal income tax consequences of investing in the SRNs.

Non-U.S. Holders—Income Tax Considerations

U.S. Federal Income and Withholding Tax

A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the SRNs, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a

U.S. trade or business. Notwithstanding the foregoing, gain from the sale or exchange of the SRNs or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, or retirement and certain other conditions are satisfied.

If a Non-U.S. Holder of the SRNs is engaged in the conduct of a trade or business within the U.S. and if gain realized on the sale, exchange, or settlement of the SRNs, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders—Income Tax Considerations,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the SRNs. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

As discussed above, alternative characterizations of the SRNs for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the SRNs to become subject to withholding tax, we will withhold tax at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the SRNs should be subject to withholding tax. Prospective Non-U.S. Holders of the SRNs should consult their own tax advisors in this regard.

U.S. Federal Estate Tax

Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the SRNs are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the SRNs.

Backup Withholding and Information Reporting

In general, backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. In addition, information returns will be filed with the IRS in connection with payments on the SRNs as well as in connection with the proceeds from a sale, exchange, or other disposition of the SRNs, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

In general, backup withholding may apply in respect of the amounts paid to a Non-U.S. Holder, unless such Non-U.S. Holder provides the required certification that it is not a United States person, or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor or withholding agent does not have actual knowledge that the holder is a United States person, or that the conditions of any exemption are not satisfied. In addition, information returns may be filed with the IRS in connection with payments on the SRNs as well as in connection with the proceeds from a sale, exchange, or other disposition of the SRNs.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Reportable Transactions

Applicable Treasury regulations require taxpayers that participate in “reportable transactions” to disclose their participation to the IRS by attaching Form 8886 to their U.S. federal tax returns and to retain a copy of all documents and records related to the transaction. In addition, “material advisors” with respect to such a transaction may be required to file returns and maintain records, including lists identifying investors in the transactions, and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based on any of several criteria, one or more of which may be present with respect to an investment in the SRNs. Whether an investment in the SRNs constitutes a “reportable transaction” for any investor depends on the investor’s particular circumstances. The Treasury regulations provide that, in addition to certain other transactions, a “loss transaction” constitutes a “reportable transaction.” A “loss transaction” is any transaction resulting in the taxpayer claiming a loss under Section 165 of the Code, in an amount equal to or in excess of certain threshold amounts, subject to certain exceptions. Investors should consult their own tax advisors concerning any possible disclosure obligation they may have with respect to their investment in the SRNs and should be aware that, should any “material advisor” determine that the return filing or investor list maintenance requirements apply to such a transaction, they would be required to comply with these requirements.

Additional Medicare Tax on Unearned Income

With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals and estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the SRNs.

ERISA Considerations

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the SRNs. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Code, with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the SRNs are acquired by or with the assets of a Plan with respect to which MLPF&S or any of our other affiliates is a party in interest, unless the SRNs are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the SRNs. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the SRNs may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the SRNs will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the SRNs that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such SRNs on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Purchasers of the SRNs have exclusive responsibility for ensuring that their purchase, holding, and disposition of the SRNs do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the SRNs on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.

Additional Terms

You should read this pricing supplement, together with the documents listed below, which together contain the terms of the SRNs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this pricing supplement. The SRNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the SRNs.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the SRNs, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection against decreases in the value of the underlying market measure (or increases in the value of an underlying market measure for bearish Structured Investments), while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments generally do not include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments generally do not include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.

“Strategic Return Notes®” and “SRNs®” are our registered service marks.

Annex A

Index Calculation

Calculating the Index

For each scheduled Index Business Day, the Index is calculated as follows:

Step 1: Calculate the Forward Implied Volatility levels from the Index Components

On each Index Business Day, three Forward Implied Volatility levels can be computed from the Index Components. The Index Components on any given day can be identified in chronological order as “IC1,” “IC2,” “IC3,” and “IC4,” with IC1 representing the Index Component closest to the Index Business Day. For example, on June 5, 2010, which is prior to the expiration date in June 2010, IC1 represented VXJUN (with an expiration date in June 2010), IC2 represented VXSEP, IC3 represented VXDEC, and IC4 represented VXMAR. In contrast, on June 24, 2010, which is after the expiration date in June 2010, IC1 represented VXSEP, IC2 represented VXDEC, IC3 represented VXMAR, and IC4 represented VXJUN (with an expiration date in June 2011).

The three Forward Implied Volatility levels, identified as “FIVA,” “FIVB,” and “FIVC,” are computed according to the following formulas:

with t1,t2,t3, and t4 representing the portion of a calendar year, calculated using minutes, from the current time on the applicable Index Business Day to 9:30 a.m. (New York City Time) on the Listed Expiration Date (as described on page PS-15) for IC1, IC2, IC3, and IC4, respectively.

Step 2: Determine the appropriate Forward Implied Volatilities to use for the Index calculation

The Index uses two of the three Forward Implied Volatilities. The two Forward Implied Volatilities used for the Index Calculation are defined as FIV1 and FIV2.

On each Index Business Day, FIV1 and FIV2 are identified using the process below:

▪

The Index Calculation Agent calculates the average time to maturity (“ATT”) for each Forward Implied Volatility. The ATT represents the average of the time to maturity for the two Index Components used in calculating a Forward Implied Volatility.

where: , and represent the portions of a calendar year, calculated using actual days/365, from the applicable Index Business Day until the Listed Expiration Date for IC1, IC2, IC3, and IC4, respectively.

▪

The Index Calculation Agent compares the ATT values for FIVA, FIVB, and FIVC, and identifies the ATT value that is both closest to and less than 5/12. The Forward Implied Volatility to which this ATT pertains is defined as FIV1. The ATT of FIV1 is defined as ATT1.

▪

The Index Calculation Agent compares the ATT values for FIVA, FIVB, and FIVC, and identifies the ATT value that is both closest to and greater than or equal to 5/12. The Forward Implied Volatility to which this ATT pertains is defined as FIV2. The ATT of FIV2 is defined as ATT2 .

Step 3: Determine the weights for FIV1 and FIV2

The Index Calculation Agent calculates the Forward Implied Volatility weights W1 and W2, for the forward volatilities FIV1 and FIV2,

A-1

respectively, such that (i) w1ATT1 + w2ATT2 is approximately 5/12 and (ii) w1 + w2 = 1. The weights are designed to keep the weighted ATT values of the Forward Implied Volatilities used for the Index calculation at approximately 5/12. As time passes (over a period of approximately three months), w1 will decrease to approach 0, and w2 will increase to approach 1. On the day (defined as a “New Contract Day”) when ATT2 declines from being greater than 5/12 to being less than 5/12, the Forward Implied Volatilities are rolled, such that the Forward Implied Volatility defined as FIV2 becomes FIV1 and the next Forward Implied Volatility becomes FIV2.

If the Index Business Day is a New Contract Date, then w1= 1 and w2 = 0.

Otherwise:

Step 4: Determine the number of contracts for FIV1 and FIV2

The contracts and represent the amount of theoretical investment the Index has in FIV1 and FIV2, respectively. The contracts are adjusted daily to keep the exposure to FIV1 and FIV2 consistent with the weightings w1 and w2, and to account for transaction costs which would be incurred in implementing a strategy that replicates the Index.

Calculate and for FIV1 and FIV2:

For n1:

Otherwise, including on the Base Date (December 31, 2004):

For

Otherwise, including on the Base Date (December 31, 2004):

where:

The Execution Factor is equal to 1.015 and is designed to reflect the transaction costs that would be incurred in implementing a strategy that replicates the Index. The Execution Factor is only applied to the equation where n1 or n2 is to be increased from the level of or , respectively.

Step 5: Calculate the simple return of the Index on the Index Business Day

The simple return of the Index, rt, is equal to:

Step 6: Calculate the Index closing level

The Index closing level, lt, is equal to:

A-2

where:

Index Multiplier = 120%

where Ratet-1 is the closing level of the one-month U.S. Treasury bill yield on Index Business Day t-1, and d is the number of calendar days from, but excluding, Index Business Day t-1, to and including, Index Business Day t.

It is rounded to 2 decimal places.

A-3